CONFIDENTIAL SEPARATION AGREEMENT
AND
GENERAL RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Mike Pratt (“Executive”) and ADC Telecommunications, Inc. (“ADC”). The parties to this Agreement wish to memorialize in this written Agreement the terms and conditions of Executive’s termination from employment with ADC and to settle and resolve amicably and voluntarily any and all claims and differences that they may have pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged,

IT IS HEREBY AGREED AS FOLLOWS:

1. Termination from Employment. Effective March 15, 2006, (“Termination Date”), Executive’s employment with ADC will be terminated and, except as otherwise provided in this Agreement, all benefits and privileges and obligations arising from such employment will end as of the close of business on that date.

2. Period of Time to Consider Signing this Agreement. Executive cannot accept this Agreement by signing it until Executive’s Termination Date. If signed before the Termination Date, the Agreement is void and not enforceable. If Executive chooses to accept this Agreement, it must be signed by the Executive and returned to Laura Owen within 21 days after Executive receives this Agreement. The parties agree that any changes made to this Agreement by the parties prior to signing, whether material or immaterial, do not restart the running of the time period Executive has to consider signing this Agreement.

3. Consideration. As full and fair consideration for the covenants, representations, waivers and releases set forth herein, provided Executive signs and does not rescind this Agreement and is not in breach of its provisions, ADC agrees to provide Executive with the following:

a.	Payment to Executive of $350,000 (less applicable withholdings), which sum shall be payable in 3 separate installments (subject to withholdings) as follows: (i) ADC shall pay $175,000 to Executive within 5 days of the expiration of the rescission period; (ii) ADC shall pay $87,500 to Executive not later than July 15, 2006; and (iii) ADC shall pay $87,500 to Executive not later than November 15, 2006. Executive’s right to receive any compensation under this Agreement will immediately terminate if Executive breaches this Agreement, including paragraphs 5, 6 and 7. In the event of such material breach, Executive shall immediately repay to ADC any sums received by Executive from ADC under this Agreement and ADC shall reserve all rights it has to pursue further legal action against Executive.

b.	ADC will provide payment of the employer contribution for medical and dental insurance premiums for April 2006 and May 2006, if Executive elects to continue coverage through COBRA. Executive will continue to have responsibility for the employee contribution during that time. If Executive chooses to continue COBRA beyond such time, Executive is fully responsible for all premiums.

c.	ADC will provide Executive with outplacement assistance through an appropriate external vendor having expertise in Executive placement. No payment shall be due or made in lieu of such outplacement assistance if Executive does not elect to use the outplacement resource offered herein. Any right to use outplacement assistance shall cease if not initiated by Executive within nine months of this Agreement.

4. Waiver and General Release of Claims. By this Agreement, ADC and Executive also intend to settle any and all claims Executive has or may have against ADC as the result of Executive’s employment and or termination of employment with ADC prior to the date Executive signs this Agreement. In exchange for the consideration expressed in this Agreement, Executive hereby completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages of any kind or character, which he has or may have against ADC and/or its employees, agents officers, directors, counsel, predecessors, successors, subsidiaries, affiliates, assigns, and insurers and each and all thereof (collectively, the “Released Parties”), arising out of any acts, omissions, statements, conduct, decisions, behavior or events occurring up through the date of Executive’s signature on this Agreement.

Executive understands and accepts that Executive’s release of claims includes but is not limited to claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Family and Medical Leave Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Minnesota Human Rights Act; any and all federal, state, or local employment laws, rules, regulations or public policies which apply to Executive in the state of Executive’s legal residence and in any state where Executive has been employed by ADC; and any other federal state or local statute, ordinance or law. Executive also understands that he is giving up all other claims, including those grounded in contract or tort theories or other common law, including but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self publication defamation; discharge in violation of public policy; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Executive further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties. Executive also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim.

5. Covenant Not to Sue. Executive agrees that Executive has not and will not file any grievance, complaint, claim or charge with any local, state or federal agency or judicial body concerning any matter that is the subject of this Agreement. Such covenant includes Pratt’s agreement that he will not serve as representative or member in any derivative actions related to any of the released claims

6. Confidential Company Information, Invention, Copyright and Trade Secret Agreement. Executive acknowledges that the obligations imposed on Executive under the ADC Invention, Copyright and Trade Secret Agreement or any other similar invention, copyright and trade secret agreement continue in full force and effect following Executive’s termination of Employment.

7. Non-solicitation Agreement.

(a)	In consideration for this Agreement, Executive shall not, directly or indirectly, for a period of one year after the Employment Termination Date: (i) induce or attempt to induce any other employee to leave the employ of ADC or any of its subsidiaries, or in any way interfere adversely with the relationship between any such employee and ADC or any of its subsidiaries; (ii) induce or attempt to induce any other employee of ADC or any of its subsidiaries to work for, render services or provide advice to or supply confidential business information or trade secrets of ADC or its subsidiaries to any person or entity other than ADC or its subsidiaries; or (iii) employ, or otherwise pay for services rendered by, any other employee of ADC or any of its subsidiaries in any other business enterprise.

(b)	Executive acknowledges that breach of this Section 7 would be highly injurious to ADC, and ADC reserves its rights to pursue all available remedies, including but not limited to equitable and injunctive relief and damages. Executive specifically agrees that ADC shall be entitled to obtain temporary and permanent injunctive relief from a court of law to enforce the provisions of this Section 7, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting, any bond. This provision with respect to injunctive relief shall not, however, diminish the right of ADC to claim and recover damages or to seek and obtain any other relief available to it.

(c)	As a condition of ADC entering into this Agreement, ADC is relying on Executive’s specific representation and acknowledgment that as of the effective date of this Agreement, Executive has not engaged in any conduct that violates Executive’s obligations under this section 7 or Section 6.

8. Stock Options. Executive acknowledges that all rights Executive has concerning Stock Options, shares of Restricted Stock or Restricted Stock Units shall be governed solely and exclusively by the terms of ADC’s Global Stock Incentive Plan, the Stock Option Agreements, Restricted Stock Agreements and Restricted Stock Unit Agreements to which such Stock Options, shares of Restricted Stock or Restricted Stock Units are subject. In furtherance of the foregoing, and for the avoidance of any doubt, any Stock Options, shares of Restricted Stock or Restricted Stock Units that have not vested as of Executive’s termination date shall be immediately forfeited and terminated as of the Termination Date. Executive shall have no further rights or interest whatsoever in any unvested shares of Restricted Stock or unvested Stock Options or Restricted Stock Units.

9. Return of ADC Property. Executive agrees that Executive will deliver to ADC on or before the close of business on the Termination Date, or upon ADC’s request, all ADC equipment, including all computers, SecurID ADC Net Access cards, telephone calling cards, keys, cellular telephones, pagers, records, manuals, books, blank forms, documents (including all letters, memoranda, notes, notebooks, and reports) and other data, and all copies thereof, and all other tangible ADC property, which are at the time of Executive’s termination from employment in Executive’s possession or under Executive’s control.

10. Nondisparagement. Executive agrees not to make disparaging comments regarding ADC, including any present, former or future director, officer, employee or agent of ADC.

11. No Admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by ADC that it has violated any state or federal statute, local ordinance, or principle of common law, or that it has engaged in any wrongdoing. ADC expressly denies any such liability.

12. Entire Agreement. This Agreement (and the agreements referenced herein) constitutes the entire agreement between the parties with respect to Executive’s employment relationship with ADC. The parties agree that there were no inducements or representations leading to the execution of this Agreement or agreements between the parties other than those contained in the Agreement. Any modification of or addition to this Agreement must be in a writing signed by Executive and ADC.

13. Governing Law, Principles of Construction and Venue Selection. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof, or those of any other state of the United States of America, or of any other country, province or city. The parties agree that any litigation in any way relating to this Agreement or to Executive’s employment by ADC, will be venued in the State of Minnesota, Hennepin County District Court, or the United States District Court for the District of Minnesota. Executive and ADC hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

14. Successors and Assigns. This Agreement shall be binding upon each party and upon the party’s heirs, administrators, representatives, executors, successors and assigns. This Agreement shall inure to the benefit of the parties as well as their heirs, administrators, representatives, executors, successors and assigns.

15. Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

16. RIGHT TO REVOKE AND RESCIND. After signing and dating this Agreement, Executive may revoke it insofar as it extends to Executive’s release of claims under the Age Discrimination in Employment Act and the Minnesota Human Rights ACT (MHRA) only if Executive delivers a written rescission to ADC within fifteen (15) days after signing this Agreement. In either case, Executive must deliver any such revocation by hand within the applicable period or send such revocation by certified mail within the applicable period to Laura Owen, Vice President – Human Resources, ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, MN 55344-2252; or P.O. Box 1101, Minneapolis, MN 55440-1101. If Executive exercises such right to revoke, ADC may at its option either nullify this Agreement or keep it in effect in all respects other than as to Executive’s release of claims that Executive has revoked. If ADC chooses to nullify this Agreement, neither Executive nor ADC shall have any rights or obligations under it.

17. Acknowledgment. Executive affirms that Executive has read this agreement and understands that it includes a waiver and release of legal rights Executive may have. Executive acknowledges that Executive has had the opportunity to consult with counsel of Executive’s own choosing prior to signing the agreement and that Executive is signing the document voluntarily and without any pressure or coercion of any nature from ADC. Executive acknowledges that this Agreement is null and void if signed prior to Termination Date.

Mike Pratt			ADC Telecommunications, Inc.

/s/ Michael K. Pratt			By:	/s/ Laura N. Owen

Date:	3/16/06	Date:	3/16/06